CHEVRONTEXACO CORPORATION
Public & Government Affairs
Post Office Box 6078
San Ramon, CA 94583-0778
www.chevrontexaco.com


News from                                       [LOGO]

EXHIBIT 99.1

FOR RELEASE AT 5:30 AM PST
OCTOBER 31, 2003

         CHEVRONTEXACO REPORTS THIRD QUARTER NET INCOME NEAR $2 BILLION

- EXPLORATION AND PRODUCTION EARNINGS IMPROVE FROM YEAR-AGO QUARTER ON HIGHER CRUDE OIL AND NATURAL GAS PRICES

- REFINING, MARKETING AND TRANSPORTATION REBOUND FROM NET LOSS IN 2002 QUARTER ON IMPROVED PRODUCT MARGINS

- EXPLORATION SUCCESSES, INITIATIVES IN GLOBAL NATURAL GAS BUSINESS ALSO ANNOUNCED DURING PERIOD

            SAN RAMON, CALIF., OCT. 31, 2003 - ChevronTexaco Corp. today reported net income of $1.975 billion for the third quarter 2003, compared with a net loss of $904 million in the year-ago period. For the first nine months of 2003, net income was $5.5 billion, versus $228 million in the corresponding 2002 period.

            Third quarter 2003 results included a net gain of $14 million from special items. Net income in the 2002 quarter included net special-item charges of $2.1 billion. For the nine months of 2003 and 2002, net charges for special items were $142 million and $3.2 billion, respectively.

                                EARNINGS SUMMARY

                                                                Three Months                 Nine Months
                                                                Ended Sept. 30               Ended Sept. 30
                                                                --------------               --------------
MILLIONS OF DOLLARS                                           2003          2002          2003           2002
-------------------                                           ----          ----          ----           ----
INCOME BEFORE CUMULATIVE EFFECT OF CHANGES IN
   ACCOUNTING PRINCIPLES - BY MAJOR OPERATING AREA(1,2)
       EXPLORATION AND PRODUCTION                            $ 1,579       $   917       $ 4,834       $ 3,304
       REFINING, MARKETING AND TRANSPORTATION                    181          (158)          934          (201)
       CHEMICALS AND OTHER                                       215        (1,663)          (77)       (2,875)
                                                             -------       -------       -------       -------
           TOTAL                                               1,975          (904)        5,691           228
CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES             --            --          (196)           --
                                                             -------       -------       -------       -------
            NET INCOME(1,2)                                  $ 1,975       $  (904)      $ 5,495       $   228
                                                             =======       =======       =======       =======
(1)INCLUDES GAINS (CHARGES) FOR SPECIAL ITEMS                $    14       $(2,141)      $  (142)      $(3,173)
(2)INCLUDES FOREIGN CURRENCY (LOSSES) GAINS                  $   (31)      $    65       $  (233)      $    36

            Earnings per share on a diluted basis for the 2003 quarter were $2.02, compared with a loss of $0.85 in last year's quarter. The amount in 2003 included a benefit of $0.16 for the company's share of a capital stock transaction of its Dynegy Inc. affiliate, which under the applicable accounting rules was recorded

                                    - MORE -
directly to the company's retained earnings and not included in net income for the period. For the 2002 quarter, earnings per share included $2.02 of charges for net special items. For the nine-month periods, earnings per share on a diluted basis were $5.33 and $0.22 in 2003 and 2002, respectively.

            "The third quarter results continued the strong earnings performance we achieved in the first half of this year," said Chairman and CEO Dave O'Reilly. "Upstream producing operations again benefited in the quarter from relatively high crude oil and natural gas prices. At the same time, our downstream businesses experienced margins for refined products that were much improved from last year's third quarter.

            "Strong operating cash flows in the nine-month period permitted us to reduce our debt level by $3 billion since the beginning of the year and lower our debt ratio to 27 percent at the end of the third quarter," O'Reilly added. "Earnings for the nine months resulted in a 16 percent annualized return on capital employed.

            "While turning in robust operating profits this year, we've also been moving aggressively in areas of longer-term strategic focus," O'Reilly said. "For example, we've continued to achieve much success in our exploration program that is so vitally important to our company's future oil and gas production. We have also made good progress this year in upgrading our upstream and downstream portfolios by disposing of assets that were not expected to provide long-term value.

            "Progress likewise has been made in the earlier-announced reorganization of our global downstream businesses along functional lines, rather than the current geographic focus," O'Reilly continued. "The new organization is on schedule to be in place by the end of this year."

            O'Reilly also remarked on other milestones and events of strategic importance in recent months:

            -UPSTREAM

                  -Deepwater Gulf of Mexico oil discoveries and plans for
                   follow-up appraisal drilling at the 50 percent-owned and operated Sturgis and Perseus prospects, as well as the
                   12.5 percent-owned partner-operated Saint Malo prospect; at the deepwater Blind Faith oil discovery, plans for appraisal drilling by year-end and an agreement earning ChevronTexaco the right to assume operatorship and acquire an additional interest in the prospect - resulting in a new company ownership of 50 percent.

                  -Successful results from the Aparo-3 appraisal well and
                   the Nsiko-1 wildcat well in the deepwater Nigeria Oil Prospecting License (OPL) 249 area; confirmation of commercial quantities of oil at the deepwater Nigeria Usan-4 appraisal well at OPL 222.

                  -First cargo of crude oil from fields in southern Chad -
                   from the 25 percent-owned Chad-Cameroon Oil Development and Pipeline Project - loaded for export to world markets; full production capacity of 225,000 barrels per day is targeted for early 2004.

                  -Agreement with the government of Kazakhstan to expand
                   operations at Tengiz; two planned projects are expected to increase oil production capacity at Tengiz from the current rate of

                                    - MORE -
                   about 285,000 barrels per day to between 430,000 and 500,000 barrels per day in the second half of 2006.

                  -Completion of the 400-mile pipeline from the
                   Karachaganak Field in Kazakhstan to the Caspian Pipeline system for the export of crude oil to world markets.

                  -Completion of the sales of asset interests in Papua New
                   Guinea, Bangladesh and the North Buzachi Field in Kazakhstan; progress in the marketing and sale of interests in about 400 properties in North America.

            -GLOBAL NATURAL GAS

                  -Agreement subject to completion of formal contracts
                   between the 57 percent-owned Gorgon Joint Venture and the China National Offshore Oil Corporation (CNOOC) to negotiate the sale and purchase of Gorgon liquefied natural gas for the growing economy in China and for CNOOC to purchase an interest in the Gorgon gas development project.

                  -Preliminary approval from the Western Australia state
                   government for the use of Barrow Island by the Gorgon Joint Venture to construct a multibillion-dollar gas processing facility, one of several milestones toward enabling production of natural gas resources in the area.

                  -Announcement of plans to work with Mexican authorities
                   to secure approvals for the construction of an estimated $650 million liquefied natural gas receiving and regasification terminal offshore Baja California.


            -DOWNSTREAM

                  -Completion of the El Paso, Texas, refinery sale.

                  -Announcement of plans to convert the refinery in
                   Batangas, Philippines, into a finished-product import terminal during the fourth quarter.

            In summary, O'Reilly said, "I am pleased with the progress we've made this year both operationally and strategically. Among the activities we have under way to build on this success are enhanced efforts to identify and develop new, large-scale business opportunities throughout the world."

            The company also provided additional detail about the effect of higher crude oil and natural gas prices on the profit improvement from the 2002 third quarter. The average U.S. crude oil and natural gas liquids sales price in the quarter was up about $2.75 per barrel to more than $26.00. Internationally, the average liquids price increased $1.35 per barrel to about $26.35. The average U.S. natural gas sales price increased more than 67 percent to about $4.65 per thousand cubic feet. Internationally, the average price of natural gas rose 24 percent from the year-ago quarter to $2.55.

            Partially offsetting the benefit from higher oil and gas prices in the quarter was an approximate 4 percent decrease in worldwide oil-equivalent production from the year-ago period, resulting primarily from lower output in the United States.

                                    - MORE -

            Sales and other operating revenues in the third quarter were $30 billion, up 17 percent from the 2002 period. For nine months 2003, sales and other operating revenues were $90 billion, up 25 percent compared with last year. These increases were driven by higher prices for crude oil, natural gas and refined products. In the third quarter, the benefits of higher prices were offset partially by a decline in refined products sales volumes.

            Foreign currency losses included in the third quarter 2003 net income were $31 million, compared with gains of $65 million in the year-ago period. This adverse change was the result of the weakening of the U.S. dollar against the currencies of several countries, including those of Australia, the United Kingdom and Argentina. The results for nine months 2003 included foreign currency losses of $233 million, compared with gains of $36 million last year. The nine-month change primarily reflected significant gains that were recorded in the first half of 2002 attributable to the devaluation of the Argentine peso.

            Net special items of $14 million in the third quarter 2003 included a gain of $365 million related to the exchange of the company's $1.5 billion investment in Dynegy convertible preferred stock for cash and other Dynegy securities, as well as a net gain of $82 million from asset dispositions. Essentially offsetting these gains were special charges for environmental remediation accruals, asset impairments, and restructuring and reorganization costs. The cost for restructuring and reorganization reflected employee severance benefits for approximately 2,000 employees worldwide, relating primarily to the company's downstream businesses.

                           EXPLORATION AND PRODUCTION

   U.S. EXPLORATION AND PRODUCTION

                                                    THREE MONTHS            Nine Months
                                                    ENDED SEPT. 30             Ended Sept. 30
 Millions of Dollars                              2003       2002         2003            2002
 -------------------                              ----       ----         ----            ----
Income Before Cumulative Effect of Change          $788      $ 370       $ 2,462       $ 1,210
  in Accounting Principle(1)
Cumulative Effect of Accounting Change               --         --          (350)           --
                                                   ----      -----       -------       -------
             SEGMENT INCOME(1)                     $788      $ 370       $ 2,112       $ 1,210
                                                   ====      =====       =======       =======
 (1) Includes special-item net gains (charges)     $  9      $(183)      $   (49)      $  (195)

            U.S. exploration and production income of $788 million in the third quarter increased $418 million from the 2002 period. Nearly one-half of the change related to the difference in the effect of special items. Other favorable effects between periods included higher crude oil and natural gas prices, mark-to-market adjustments for contracts accounted for as derivatives, and lower exploration expenses related to well write-offs. Partially offsetting these items were lower crude oil and natural gas production and higher depreciation, depletion and amortization expense.

            The net special-item benefit of $9 million in the 2003 quarter included net gains of $46 million from property sales, which partially were offset by asset impairments of $37 million.

                                    - MORE -

            Net oil-equivalent production declined 9 percent, or 86,000 barrels per day, from the 2002 quarter. This resulted primarily from normal field declines and the absence of about 10,000 to 15,000 barrels per day of oil-equivalent production the company deemed uneconomic to restore following storm damages in the Gulf of Mexico late last year. The net liquids component of production was down 7 percent to 561,000 barrels per day. Net natural gas production averaged 2.1 billion cubic feet per day, down 11 percent.

            INTERNATIONAL EXPLORATION AND PRODUCTION

                                                    THREE MONTHS             Nine Months
                                                   ENDED SEPT. 30          Ended Sept. 30
                                                   --------------          --------------
          Millions of Dollars                     2003        2002         2003           2002
          -------------------                     ----        ----         ----           ----
Income Before Cumulative Effect of Change         $ 791       $ 547       $ 2,372       $ 2,094
  in Accounting Principle(1,2)
Cumulative Effect of Accounting Change               --          --           145            --
                                                  -----       -----       -------       -------
             SEGMENT INCOME(1,2)                  $ 791       $ 547       $ 2,517       $ 2,094
                                                  =====       =====       =======       =======
  (1) Includes charges for special items          $ (10)      $(183)      $   (23)      $  (183)
  (2) Includes foreign currency (losses) gains    $ (24)      $  60       $  (187)      $   138

            International exploration and production income increased $244 million from the year-ago quarter to $791 million, due mainly to higher crude oil and natural gas prices and lower special-item charges. Partially offsetting these benefits were adverse foreign currency changes.

            Net foreign currency losses of $24 million in the 2003 quarter primarily related to weakening of the U.S. dollar against the currencies of Australia and the United Kingdom. Gains of $60 million in the 2002 quarter resulted mainly from the strengthening of the U.S. dollar against the currencies of Argentina and Canada.

            Net oil-equivalent production declined 1 percent, or 18,000 barrels per day, from the year-ago period. The net liquids component declined 31,000 barrels per day to 1,215,000. The largest decrease occurred in Indonesia, primarily due to the effect of lower cost-oil recovery volumes under production-sharing terms and the expiration of a production sharing agreement in the third quarter 2002. Production was also lower in Kazakhstan as a result of scheduled maintenance. Besides new production in Chad, higher volumes also were produced in the United Kingdom and Venezuela. Net natural gas production rose 4 percent to almost 2 billion cubic feet per day. The largest production increases occurred in the United Kingdom, where maintenance activities were in process during last year's third quarter, and in the Philippines, where production was increased to meet local demand.

                     REFINING, MARKETING AND TRANSPORTATION

            U.S. REFINING, MARKETING AND TRANSPORTATION

                                             THREE MONTHS              Nine Months
                                             ENDED SEPT. 30           Ended Sept. 30
                                             --------------           --------------
Millions of Dollars                          2003        2002        2003        2002
-------------------                          ----        ----        ----        ----
            SEGMENT INCOME (LOSS)(1)        $ 148       $ (79)      $ 405       $(263)
                                            =====       =====       =====       =====

                                    - MORE -

  (1) Includes charges for special items      $(146)      $(114)      $(146)      $(200)

            U.S. refining, marketing and transportation earnings of $148 million improved from a loss of $79 million in the 2002 quarter. The primary reason for the improvement was a recovery in the industry's refined-product margins.

            The quarter's average refined product sales price increased 4 percent to $40.43 per barrel. Refined product sales volumes decreased 4 percent to 1,511,000 barrels per day. The reduction reflected weakened demand for gasoline, jet and diesel fuels, as well as lower sales under certain supply contracts. Branded gasoline sales volumes declined 2 percent from the year-ago quarter to 577,000 barrels per day.

            Net special charges of $146 million in the third quarter 2003 included reserves for environmental remediation and employee severance costs associated with the global downstream restructuring and reorganization, which partially were offset by gains from asset sales.

            INTERNATIONAL REFINING, MARKETING AND TRANSPORTATION

                                                    THREE MONTHS            Nine Months
                                                   ENDED SEPT. 30          Ended Sept. 30
                                                   --------------          --------------
Millions of Dollars                                2003        2002        2003        2002
-------------------                                ----        ----        ----        ----
             SEGMENT INCOME (LOSS)(1,2)            $  33       $ (79)      $ 529       $  62
                                                   =====       =====       =====       =====
 (1) Includes charges for special items            $(104)      $(136)      $(189)      $(136)
 (2) Includes foreign currency (losses) gains      $  (9)      $   9       $ (87)      $(120)

            International refining, marketing and transportation earnings were $33 million, versus a $79 million loss in the year-ago quarter. The improvement reflected stronger refined-product margins in most of the company's operating areas and lower charges for special items. Partially offsetting were unfavorable foreign exchange effects.

            Total refined product sales volumes of 2,243,000 barrels per day in the third quarter 2003 decreased 3 percent compared with last year's quarter, as a result of lower demand for fuel oil in the European market and lower production during the planned maintenance and upgrade project at the Pembroke Refinery in the United Kingdom.

            Special items of $104 million in the 2003 quarter included charges for the write-down of the Batangas Refinery in the Philippines in advance of its conversion to a terminal facility and employee severance benefits connected with the downstream restructuring and reorganization.

                                    CHEMICALS

                                                 THREE MONTHS          Nine Months
                                                ENDED SEPT. 30       Ended Sept. 30
                                                --------------       --------------
Millions of Dollars                              2003      2002      2003       2002
-------------------                              ----      ----      ----       ----
             SEGMENT INCOME(1)                    $29      $ 22       $66      $  73
                                                  ===      ====       ===       ====
 (1)Includes foreign currency gains (losses)      $ 3      $ (1)      $13      $  --

                                    - MORE -

            Chemical operations earned $29 million, versus $22 million in the 2002 quarter. Profit improvements for the company's 50 percent-owned Chevron Phillips Chemical Company LLC affiliate partially were offset by lower earnings for the Oronite subsidiary.

                                    ALL OTHER

                                                        THREE MONTHS             Nine Months
                                                      ENDED SEPT. 30           Ended Sept. 30
                                                      --------------           --------------
Millions of Dollars                                   2003          2002        2003          2002
-------------------                                   ----          ----        ----          ----
Net Segment Income (Charges) Before                  $ 186       $(1,685)      $(143)      $(2,948)
  Cumulative Effect of Change in
  Accounting Principles(1,2)
Cumulative Effect of Accounting Changes                 --            --           9            --
                                                     -----       -------       -----       -------
           NET SEGMENT INCOME (CHARGES)(1,2)         $ 186       $(1,685)      $(134)      $(2,948)
                                                     =====       =======       =====       =======
  (1)Includes gains (charges) from special items     $ 265       $(1,525)      $ 265       $(2,459)
  (2)Includes foreign currency (losses) gains        $  (1)      $    (3)      $  28       $    18

            All Other consists of the company's interest in Dynegy, coal mining operations, power and gasification businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.

            Net segment income was $186 million, compared with net charges of $1,685 million in the year-ago quarter. Special items in the 2003 quarter included a $365 million gain from the exchange of Dynegy's preferred stock investment for cash and other Dynegy securities. This benefit partially was offset by charges for asset write-downs - mainly in the gasification business - and employee severance costs. Included in the 2002 results were special charges related to the company's investment in Dynegy, its share of Dynegy's loss from an asset disposition and merger-related expenses. These charges were offset partially by favorable tax adjustments.

            Excluding effects of special items, net segment charges declined by $81 million. This change was related mostly to the company's share of higher earnings from Dynegy and power and gasification projects, and lower net corporate charges.

                      CAPITAL AND EXPLORATORY EXPENDITURES

            Capital and exploratory expenditures, including the company's share of affiliates' expenditures, were $5.1 billion in the first nine months of 2003, compared with $6.6 billion in last year's period. About 56 percent of the 2003 expenditures were for international exploration and production projects. Included in the 2002 amount was about $725 million related to the acquisition of assets previously leased and additional investments in affiliates.

                                      # # #

10/31/03

                                    - MORE -

                                     NOTICE

CHEVRONTEXACO'S 2003 MEETING WITH SECURITY ANALYSTS, INCLUDING A DISCUSSION OF THIRD QUARTER 2003 EARNINGS, WILL TAKE PLACE ON FRIDAY, OCTOBER 31, 2003, AT 8:00 A.M. PST. A WEBCAST OF THE MEETING WILL BE AVAILABLE IN A LISTEN-ONLY MODE TO INDIVIDUAL INVESTORS, MEDIA AND OTHER INTERESTED PARTIES ON CHEVRONTEXACO'S WEB SITE AT WWW.CHEVRONTEXACO.COM UNDER THE "INVESTORS" HEADING. ADDITIONAL FINANCIAL AND OPERATING INFORMATION IS CONTAINED IN THE INVESTOR RELATIONS SUPPLEMENT THAT IS AVAILABLE UNDER "FINANCIAL REPORTS" ON THE WEB SITE.

CHEVRONTEXACO WILL POST SELECTED FOURTH QUARTER 2003 INTERIM COMPANY AND INDUSTRY PERFORMANCE DATA ON ITS WEB SITE ON THURSDAY, DECEMBER 18, 2003, AT 2:00 P.M. PST. INTERESTED PARTIES MAY VIEW THIS INTERIM DATA AT
WWW.CHEVRONTEXACO.COM UNDER THE "INVESTORS" HEADING.

          CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION
               FOR THE PURPOSE OF "SAFE HARBOR" PROVISIONS OF THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

            This press release of ChevronTexaco Corporation contains forward-looking statements relating to ChevronTexaco's operations that are based on management's current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "estimates" and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this earnings release. Unless legally required, ChevronTexaco undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

            Among the factors that could cause actual results to differ materially are crude oil and natural gas prices; refining margins and marketing margins; chemicals prices and competitive conditions affecting supply and demand for aromatics, olefins and additives products; actions of competitors; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; Dynegy's ability to successfully complete its recapitalization and restructuring plans; inability or failure of the company's joint-venture partners to fund their share of operations and development activities; potential failure to achieve expected production from existing and future oil and gas development projects; potential delays in the development, construction or start-up of planned projects; potential disruption or interruption of the company's production or manufacturing facilities due to war, accidents, political events or severe weather; potential liability for remedial actions under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental regulations (including, particularly, regulations and litigation dealing with gasoline composition and characteristics); potential liability resulting from pending or future litigation; the company's ability to successfully implement the restructuring of its worldwide downstream organization and other business units; the company's ability to sell or dispose of assets or operations as expected; and the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

                                    - MORE -

                  CHEVRONTEXACO CORPORATION - FINANCIAL REVIEW               -1-
                 (MILLIONS OF DOLLARS EXCEPT PER-SHARE AMOUNTS)

CONSOLIDATED STATEMENT OF INCOME
                         (unaudited)                      THREE MONTHS                   NINE MONTHS
                                                        Ended September 30           Ended September 30
                                                        ------------------           ------------------
REVENUES AND OTHER INCOME:                                2003          2002           2003           2002
                                                          ----          ----           ----           ----
     Sales and other operating revenues (1)            $30,163      $ 25,681       $ 89,900       $ 71,748
     Income from equity affiliates (2)                     287          (329)           767           (136)
     Gain from exchange of Dynegy securities               365            --            365             --
     Other income                                          155            15            264            243
                                                       -------      --------       --------       --------
                                                        30,970        25,367         91,296         71,855
                                                       -------      --------       --------       --------
COSTS AND OTHER DEDUCTIONS:
     Purchased crude oil and products                   18,007        14,871         53,619         41,378
     Operating expenses                                  2,321         2,118          6,041          5,569
     Selling, general and administrative expenses        1,197         1,032          3,267          3,048
     Exploration expenses                                  130           166            432            386
     Depreciation, depletion and amortization            1,409         1,514          4,062          3,960
     Writedown of investment in Dynegy Inc. (2)             --         1,094             --          1,796
     Merger-related expenses (3)                            --           111             --            413
     Taxes other than on income (1)                      4,418         4,369         13,261         12,286
     Interest and debt expense                             115           117            363            424
     Minority interests                                     24            13             66             35
                                                       -------      --------       --------       --------
                                                        27,621        25,405         81,111         69,295
                                                       -------      --------       --------       --------
INCOME BEFORE INCOME TAX EXPENSE                         3,349           (38)        10,185          2,560
     Income tax expense                                  1,374           866          4,494          2,332
                                                       -------      --------       --------       --------
INCOME BEFORE CUMULATIVE EFFECT OF
     CHANGES IN ACCOUNTING PRINCIPLES                    1,975          (904)         5,691            228
     Cumulative effect of changes in accounting
     principles, net of tax                                 --            --           (196)            --
                                                       -------      --------       --------       --------
NET INCOME                                             $ 1,975      $   (904)      $  5,495       $    228
                                                       =======      ========       ========       ========
(1)  Includes consumer excise taxes:                   $ 1,814      $  1,782       $  5,270       $  5,221

(2)   2002 amounts conformed to the 2003 presentation.

(3) Includes before-tax cost of employee severance and other benefits associated with workforce reductions, professional service fees, employee and office relocations, facility closure costs, etc.

PER-SHARE AMOUNTS:
     INCOME BEFORE CUMULATIVE EFFECT OF
       CHANGES IN ACCOUNTING PRINCIPLES (4)  - BASIC             $2.02       ($0.85)       $5.52          $0.22
                                             - DILUTED           $2.02       ($0.85)       $5.51          $0.22
     NET INCOME (4)                          - BASIC             $2.02       ($0.85)       $5.34          $0.22
                                             - DILUTED           $2.02       ($0.85)       $5.33          $0.22
     DIVIDENDS                                                   $0.73        $0.70        $2.13          $2.10
AVERAGE COMMON SHARES OUTSTANDING (000'S)
                     - BASIC                                 1,062,718    1,061,633    1,062,333      1,060,721
                     - DILUTED                               1,064,090    1,063,662    1,063,801      1,062,660

(4) The amounts in 2003 include a benefit of $0.16 for the company's share of a capital stock transaction of its Dynegy affiliate, which under the applicable accounting rules was recorded directly to the company's retained earnings and not included in net income for the period.

                CHEVRONTEXACO CORPORATION - FINANCIAL REVIEW                 -2-
                              (MILLIONS OF DOLLARS)

                                                               THREE MONTHS                   NINE MONTHS
    SPECIAL ITEMS INCLUDED IN NET INCOME (1)                 ENDED SEPTEMBER 30             ENDED SEPTEMBER 30
    ----------------------------------------                 ------------------             ------------------
                          (unaudited)                       2003        2002             2003         2002
                                                            ----        ----             ----         ----
BY MAJOR OPERATING AREA
U. S. EXPLORATION AND PRODUCTION
   Asset dispositions - net gains                         $    46       $    --       $    54       $    --
   Asset impairments (2)                                      (37)         (183)         (103)         (183)
   Environmental remediation provisions                        --            --            --           (12)
                                                          -------       -------       -------       -------
                                                                9          (183)          (49)         (195)
INTERNATIONAL EXPLORATION AND PRODUCTION
   Asset dispositions - net gains                               7            --             7            --
   Asset impairments (2)                                      (17)         (100)          (30)         (100)
   Prior-period tax adjustments                                --           (83)           --           (83)
                                                          -------       -------       -------       -------
                                                              (10)         (183)          (23)         (183)
U. S. REFINING, MARKETING AND TRANSPORTATION
   Asset dispositions - net gains                              14            --            14            --
   Asset impairments (2)                                       --           (66)           --           (66)
   Environmental remediation provisions                      (132)          (48)         (132)          (77)
   Restructuring and reorganization                           (28)           --           (28)           --
   Litigation/regulatory issues                                --            --            --           (57)
                                                          -------       -------       -------       -------
                                                             (146)         (114)         (146)         (200)
INTERNATIONAL REFINING, MARKETING AND TRANSPORTATION
   Asset dispositions - net gains (losses)                     15            --           (24)           --
   Asset impairments (2)                                      (77)         (136)         (123)         (136)
   Restructuring and reorganization                           (42)           --           (42)           --
                                                          -------       -------       -------       -------
                                                             (104)         (136)         (189)         (136)
ALL OTHER (3)
   Dynegy-related items - gains (losses)                      365        (1,549)          365        (2,254)
   Asset impairments (2)                                      (84)           --           (84)           --
   Environmental remediation provisions                        --            --            --           (24)
   Restructuring and reorganization                           (16)           --           (16)           --
   Prior-period tax adjustments                                --            97            --            97
   Merger-related expenses (4)                                 --           (73)           --          (278)
                                                          -------       -------       -------       -------
                                                              265        (1,525)          265        (2,459)
                                                          -------       -------       -------       -------
  TOTAL SPECIAL ITEMS                                     $    14       $(2,141)      $  (142)      $(3,173)
                                                          =======       =======       =======       =======
BY MAJOR CATEGORIES
Asset dispositions - net gains                            $    82       $    --       $    51       $    --
Asset impairments (2)                                        (215)         (485)         (340)         (485)
Prior-period tax adjustments                                   --            14            --            14
Environmental remediation provisions                         (132)          (48)         (132)         (113)
Restructuring and reorganization                              (86)           --           (86)           --
Litigation/regulatory issues                                   --            --            --           (57)
Dynegy-related items - gains (losses)                         365        (1,549)          365        (2,254)
Merger-related expenses (4)                                    --           (73)           --          (278)
                                                          -------       -------       -------       -------
  TOTAL SPECIAL ITEMS                                     $    14       $(2,141)      $  (142)      $(3,173)
                                                          =======       =======       =======       =======
FOREIGN EXCHANGE (LOSSES) GAINS                           $   (31)      $    65       $  (233)      $    36

(1) Because of their nature and sufficiently large amounts, these items are identified separately to help explain changes in net income between periods as well as help distinguish the underlying trends for the company's businesses.

(2)   Includes impairment of assets to be disposed of.

(3) Includes the company's interest in Dynegy Inc., coal mining operations, power and gasification businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.

(4) Includes after-tax cost of employee severance and other benefits associated with workforce reductions, professional service fees, employee and office relocations, facility closure costs, etc.

                CHEVRONTEXACO CORPORATION - FINANCIAL REVIEW                 -3-
                              (MILLIONS OF DOLLARS)

INCOME BEFORE CUMULATIVE EFFECT OF
     CHANGES IN ACCOUNTING PRINCIPLES -                       THREE MONTHS              NINE MONTHS
     BY MAJOR OPERATING AREA                               ENDED SEPTEMBER 30        ENDED SEPTEMBER 30
     -----------------------                               ------------------        ------------------
                    (unaudited)                              2003        2002         2003          2002
                    -----------                              ----        ----         ----          ----
EXPLORATION AND PRODUCTION
      United States                                        $  788      $   370       $ 2,462       $ 1,210
      International                                           791          547         2,372         2,094
                                                           ------      -------       -------       -------
        Total Exploration and Production                    1,579          917         4,834         3,304
                                                           ------      -------       -------       -------
REFINING, MARKETING AND TRANSPORTATION
      United States                                           148          (79)          405          (263)
      International                                            33          (79)          529            62
                                                           ------      -------       -------       -------
        Total Refining, Marketing and Transportation          181         (158)          934          (201)
                                                           ------      -------       -------       -------
CHEMICALS                                                      29           22            66            73
ALL OTHER *                                                   186       (1,685)         (143)       (2,948)
                                                           ------      -------       -------       -------
      INCOME BEFORE CUMULATIVE EFFECT
         OF CHANGES IN ACCOUNTING PRINCIPLES                1,975         (904)        5,691           228
Cumulative effect of changes in accounting principles          --           --          (196)           --
                                                           ------      -------       -------       -------
        NET INCOME                                         $1,975      $  (904)      $ 5,495       $   228
                                                           ======      =======       =======       =======

* Includes the company's interest in Dynegy Inc., coal mining operations, power and gasification ventures, corporate administrative functions, worldwide cash management and debt financing activities, technology investments, real estate and insurance activities and expenses connected with the merger (merger-related expenses).

SELECTED BALANCE SHEET DATA

                                                       SEPT. 30, 2003       DEC. 31, 2002
                                                       --------------       -------------
                                                         (UNAUDITED)
Cash, Cash Equivalents and Marketable Securities            $ 5,228            $ 3,781
Total Assets                                                $81,311            $77,359
Total Debt                                                  $13,263            $16,269
Stockholders' Equity                                        $35,244            $31,604

                CHEVRONTEXACO CORPORATION - FINANCIAL REVIEW -4-

CAPITAL AND EXPLORATORY EXPENDITURES (1)           THREE MONTHS                    NINE MONTHS
          (Millions of Dollars)                  ENDED SEPTEMBER 30            ENDED SEPTEMBER 30
          ---------------------                  ------------------            ------------------
                                                 2003          2002              2003         2002
                                                 ----          ----              ----         ----
UNITED STATES
   Exploration and Production                  $  378         $  547            $1,116      $1,366
   Refining, Marketing and Transportation          73            230               300         488
   Chemicals                                       27            164                71         235
   Other                                           84            124               240         622
                                               ------         ------            ------      ------
     TOTAL UNITED STATES                          562          1,065             1,727       2,711
                                               ------         ------            ------      ------
INTERNATIONAL
   Exploration and Production                     880          1,041             2,870       3,309
   Refining, Marketing and Transportation         154            157               437         540
   Chemicals                                        4             11                13          21
   Other                                           26             14                33          30
                                               ------         ------            ------      ------
     TOTAL INTERNATIONAL                        1,064          1,223             3,353       3,900
                                               ------         ------            ------      ------
     WORLDWIDE                                 $1,626         $2,288            $5,080      $6,611
                                               ======         ======            ======      ======

                                                           THREE MONTHS                NINE MONTHS
                                                         ENDED SEPTEMBER 30         ENDED SEPTEMBER 30
                                                         ------------------         ------------------
OPERATING STATISTICS (1)                                   2003       2002            2003       2002
------------------------                                   ----       ----            ----       ----
NET LIQUIDS PRODUCTION (MB/D):
   United States                                             561        602             567        616
   International (2)                                       1,215      1,246           1,242      1,298
                                                           -----      -----           -----      -----
     WORLDWIDE                                             1,776      1,848           1,809      1,914
                                                           =====      =====           =====      =====

NET NATURAL GAS PRODUCTION (MMCF/D):
   United States                                           2,137      2,406           2,267      2,472
   International                                           1,956      1,874           2,061      1,918
                                                           -----      -----           -----      -----
     WORLDWIDE                                             4,093      4,280           4,328      4,390
                                                           =====      =====           =====      =====
SALES OF NATURAL GAS (MMCF/D):
   United States                                           3,683      4,707           3,893      5,793
   International                                           1,815      3,001           1,987      3,251
                                                           -----      -----           -----      -----
     WORLDWIDE                                             5,498      7,708           5,880      9,044
                                                           =====      =====           =====      =====
SALES OF NATURAL GAS LIQUIDS (MB/D):
   United States                                             168        231             199        246
   International                                             102        133             110        134
                                                           -----      -----           -----      -----
     WORLDWIDE                                               270        364             309        380
                                                           =====      =====           =====      =====
SALES OF REFINED PRODUCTS (MB/D):
   United States (3)                                       1,511      1,570           1,435      1,535
   International                                           2,243      2,307           2,290      2,211
                                                           -----      -----           -----      -----
     WORLDWIDE                                             3,754      3,877           3,725      3,746
                                                           =====      =====           =====      =====
REFINERY INPUT (MB/D):
   United States                                           1,027      1,048             950        987
   International                                             993      1,067           1,061      1,116
                                                           -----      -----           -----      -----
     WORLDWIDE                                             2,020      2,115           2,011      2,103
                                                           =====      =====           =====      =====

(1) Includes interest in affiliates.
(2) Excludes other produced volumes:
         - Under operating service agreements (MB/D)         107         99              95         96
         - From oil sands (MB/D)                              23         --              12         --
(3) 2002 sales volumes conformed to 2003 presentation